TERMINATION AGREEMENT AND RELEASE

THIS TERMINATION AGREEMENT AND RELEASE (hereinafter referred to as Agreement) is made this the 8 day of August, 2005, by and between Eddins-Walcher Company, a Texas corporation (EWC), Three D Oil Co. of Kilgore, Inc., a Texas corporation (Three D), United Fuel & Energy Corporation, a Texas corporation (UFE) (the parent company of EWC and Three D) and United Fuel & Energy Corporation, a Nevada corporation (the parent company of UFE). (collectively hereinafter referred to as Company) and Scott Heller (hereinafter referred to as Employee).

PURPOSE OF THE AGREEMENT

The Company is engaged in the business of selling gasoline, diesel, propane, and lubricants or petroleum based products. On or about May 2001, Employee was employed by the Company as its Senior Executive Vice President to manage the Company's day-to-day operations in Texas and New Mexico. On or about July 26, 2004 the Company and Employee entered into an Executive Employment Agreement whereby Employee would act as the Company's President and Chief Executive Officer from July 26, 2004 until July 26, 2007. A copy of that employment contract, referred to in this Agreement as the "Employment Contract" is attached hereto as Exhibit "A" and incorporated herein for all purposes.

Employee and Company have mutually agreed to terminate the employment relationship between the parties. The Company acknowledges that, absent this agreement, the parting Employee might have or might reasonably believe he has claims against the Company for early termination of employment. The Employee acknowledges that, absent this agreement, the Company might reasonably believe that it would have no obligations to Employee for this early termination of employment. The purposes of this Agreement is to (1) end the employment relationship between the Employee and the Company; (2) obtain a release of all claims Employee might have against the Company; (3) compensate Employee for the abandonment and release of any claims that he may have against the Company arising from the former employer-employee relationship; and (4) determine the rights and restrictions that will effect the future conduct of either Employee or the Company.

Now therefore, in consideration of the provisions and covenants herein contained, Employee and Company agree as follows:

Section 1. Employee's Promises and Obligations

1.1 Resignation. By this Agreement, Employee hereby resigns from his position as President and CEO of the Company effective August 31, 2005 and the Company hereby accepts that resignation as of that date.

1.2. Confidential Information. During the course of the employment relationship between the Company and the Employee, Employee has had access to a variety of

confidential and trade secret information. This information was disclosed to Employee solely because of his employment with the Company, and is not generally known to the general public or the members of the industry in which the Company is engaged. This information consists, without limitation of: confidential customer lists, price lists, marketing and strategic planning information, contracts and negotiations for acquisition, and Company's position and plans for future acquisition and expansion. All this information is a valuable asset of the Company and is its sole property.

Employee agrees and warrants that he will immediately return to Company all copies of confidential or secret information or related materials in his possession, whether in electronic or hardcopy format, and Employee agrees and warrants that he will not disclose any secret or confidential information to third parties, or use that information for his benefit and derogation of the Company's rights. Employee further specifically and expressly acknowledges that no officer, director, shareholder, other employee or representative of the Company has requested or instructed him to disclose or use any such third party proprietary or confidential information or trade secrets.

1.3. Covenant Not to Compete. Employee agrees that for a period of one (1) year immediately following the effective date of his termination of employment, Employee shall not, within the geographical area set forth below, engage as an officer, director, partner, consultant, employee, agent, principal, individual owner, or proprietor, or otherwise, either for himself or on behalf of any other person, firm, partnership, corporation, association, company, or other entity, in development, planning, marketing, sales, or management activities in direct competition with the Business (as defined in the recitals above) in which the Company has been actively engaged during the term of Employee's employment, or which the Company has actively contemplated during the one (1) year preceding the termination of Employee's employment. This Covenant Not to Compete shall apply to the following geographical area: the entire area within a one hundred (100) mile radius of Midland, Texas, and shall also apply to any corporation, company or legal entity outside the one hundred mile radius of Midland, Texas that were identified by the Company as acquisition prospects on or before the date of Employee's termination.

1.4. Non-solicitation. Employee acknowledges and agrees that the Company would be irreparably damaged if Employee were to disrupt the Company's relationships with its employees, contractors, consultants, agents or customers for purposes of engaging in unfair competition with the Company. According, Employee agrees as follows:

(a) For a period of two (2) years immediately following the effective termination of Employee's employment, Employee shall not, either for himself or on behalf of or in conjunction with any other person, partnership, corporation, organization, association, company or other entity, either solicit, divert, induce, or attempt to solicit, divert or induce any employee, contractor, consultant, vendor or agent of the Company to serve or alter his, her, or its relationship with the Company, its divisions, subsidiaries, or affiliates, or otherwise interfere with or disrupt the Company's relationship with any of its employees, contactors, consultants, vendors or agents.

(b) For a period of one (1) years immediately following the effective termination of Employee's employment, Employee shall not solicit, contract, divert, induce, or attempt to solicit, contract, divert or induce, any actual or prospective customer or client of the Company with whom Employee has had a material contact (as defined below) during the entire period of Employee's employment with the Company preceding the termination of Employee's employment to sever or alter his, her, or its relationship with the Company or its subsidiaries, divisions or affiliates (including without limitation, making any negative statements or communications concerning the Company). For the purposes of this section, "material contact" exists between Employee and an actual or prospective customer or client of the Company if Employee: (i) personally dealt with such customer or client; (ii) coordinated or supervised dealings with such customer or client; or (iii) obtained confidential information about such customer or client in the ordinary course of business through Employee's association with the Company.

1.5. Reasonable Restrictions. Employee hereby acknowledges and agrees that the limits on his ability to engage in activities that are competitive with the Company, as defined above, are warranted in order to protect the Company's trade secrets and confidential information, and further are warranted to protect the Company in developing and maintaining its reputation, good will and status in the marketplace. Employee specifically agrees that the time period, geographic scope, and nature of restrictions set forth in Sections 1.2, 1.3, and 1.4 are reasonable and necessary to protect the Company's legitimate business interest and do not impose any limitations greater than those necessary to protect those interest.

1.6. Remedies. Employee hereby acknowledges and agrees that the services Employee has rendered to the Company are of a unique character and further acknowledges and agrees that the loss of those services to a direct competitor or the direct competition by Employee against the Company cannot be reasonably or adequately compensated for by damages in an action at law. Employee further acknowledges and agrees that any breach or threatened breach by Employee of any of the provisions of Sections 1.2, 1.3, and 1.4 of this Agreement shall cause irreparable harm to the Company which harm cannot be reasonably or adequately compensated for by damages in an action at law. Accordingly, without prejudice to the rights and remedies otherwise available to the Company, Employee agrees that, in addition to any other right or remedy the Company may have, the Company shall be entitled to a temporary restraining order and to a preliminary and permanent injunction and joining or restraining the breach or threatened breach of this Agreement by Employee, without the necessity of proving the inadequacy of monetary damages. Employee acknowledges and agrees that the preceding remedies shall in addition to any and all other rights available to the Company at law or in equity.

1.7. Release. As a material inducement to Company to enter into this Agreement, Employee (for himself and his assigns, executors, administrators, and/or legal representatives) hereby releases and discharges Company, its subsidiaries and affiliates and the shareholders, officers, directors, employees, agents, legal counsel, insurers, successors and assigns of such entities (collectively the Released Parties) from any and all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Employee may have or claim against them as a result of his employment by

Company and the termination of that employment, including but not limited to claims arising under federal, state, or local laws prohibiting employment discrimination, including Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, or claims growing out of any legal restrictions, contractual or otherwise, on the Company's right to terminate the employment of its employees, and the early termination of Employee's Employment Contract with the Company. Employee further acknowledges and agrees that by entering into this Agreement, he has given up his right to file any complaint, lawsuit, or other legal action against any of the Released Parties growing out of, connected with, or relating in any way to his employment by Company, his Employment Contract, or the termination of that employment.

Employee understands and acknowledges that by signing this Agreement, he is giving up any right to sue Company or Released Parties, or to otherwise make any claim against these entities and individuals, for (1) wrongful termination of employment; (2) discrimination; (3) breach of his Employment Contract; (4) any other claims arising from his employment by Company and the termination of that employment (including without limitation any claims for compensation due); and (5) any other relationship, association, or transactions to date between Employee and any of the Released Parties. It is the intent of the Parties that the release contained in this Agreement shall be construed as a general release and shall be given the broadest interpretation possible so as to fully and finally resolve any and all claims, disputes, or causes of action in favor of the Employee against the Released Parties. The release contained in this Agreement includes, but is not limited to claims arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act; the Texas Commission on Human Rights Act; the Fair Labor Standards Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Texas Workers' Compensation Act; the Texas Labor Code; the Family Medical and Leave Act of 1993; and all claims under any other state or federal statute or regulation; and any claims for breach of contract, tort, or personal injury of any sort.

Employee agrees that he will never institute any legal action against the Company except for any action necessary to enforce the terms of this Agreement, and that he will not seek damages or equitable relief relating to any matter arising from the former employment relationship, the Employment Contract, or the termination of employment.

1.8. Transfer of Rights. Employee represents that he has not transferred or assigned any claims released or waived under this Agreement, and will not transfer or assign or attempt to transfer or assign those rights in the future.

1.9. Representation by Counsel. Employee acknowledges that he has been advised by the Company to seek legal counsel concerning this Agreement, has full opportunity to do so, and fully understands the content and legal significance of this Agreement.

1.10. Availability In Future Legal Proceedings. Employee agrees to voluntarily make himself available to the Company and its attorneys, on the written request of the Company, without the necessity of subpoena, in the event any litigation arises against the Company of which Employee had specific knowledge during the course of his employment

with the Company. Company will pay all cost associated with such request including but not limited to travel expense and compensation for requests that require Employee to allocate more than two (2) days in any given period a request is made. Compensation will be based on the Employee's salary as of 8-1-05, $200,000.00 per year divided by the 264 working days.

1.11. Acknowledgment of Consideration. Employee acknowledges that the obligation of the Company to provide the consideration stated in Paragraph 2.1 of this Agreement arises solely from the terms of this Agreement, and has not agreed to waive any promise or obligation arising under the Employment Contract.

1.12. Non-admission. This Release shall not in any way be construed as an admission by Employee of any failure to perform his duties, deficiencies, or other wrongful acts whatsoever, and Employee specifically disclaims any liability for any claim of failures, deficiencies, or wrongful acts if such be claimed by Company.

Section 2. Company's Promises and Obligations

2.1. Consideration for Promises. As consideration for the promises and agreements of Employee contained in this Agreement, the Company agrees:

(a) To continue Employee's base salary for a period of six (6) months from the effective date of this Agreement. The payment will be made at the same rate and on the schedule that applied to pre-termination salary payments. Any tax adjustments and withholdings required by law will be made. Employee will not be entitled to receive any bonuses.

(b) To continue Health Benefits for Employee and his dependents under the Company's Plan for a period of one (1) year from the effective date of this Agreement.

(c) To allow Employee to keep the laptop and blackberry in Employee's possession after the removal of all Company information off of said devises. Employee shall be responsible for any wireless Internet and phone expense fees for the operation of said devises.

2.2. Final Payments Under Employment Contract. The Company agrees that on the effective date of this Agreement, it will deliver a final wage check due under the Employment Contract to Employee. That check will include payments of any accrued vacation pay or other sums due to the Employee in addition to regular wages. The Company also agrees to honor all properly substantiated requests for reimbursement of business expenses incurred before the effective date of this Agreement, provided that an expense report is submitted by September 15, 2005.

2.3. Reference. The Company agrees that Employee's separation from the Company is to be treated as a resignation while in good standing, and not a termination. In the event that the Company is contacted by a potential future employer of Employee, and

Employee authorizes the Company to provide an employment reference; the Company will refer to the separation as a resignation in good standing, and will attach no negative connotations to the early termination of the Employment Contract.

2.4. Non-admission. This Agreement shall not in any way be construed as an admission by Company of any discriminatory or other wrongful acts whatsoever against Employee or any other person, and Company specifically disclaims any liability to or wrongful acts against Employee or any other person, on the part of itself, its employees, or its agents.

2.5. Stock Options. The parties hereto expressly agree that all employee stock options granted to Employee pursuant to the letter to Employee from United Fuel & Energy Corporation dated August 5, 2004 and the Non-Qualified Stock Option Award Agreement pursuant to United Fuel & Energy Corporation 2004 Stock Option Plan dated August 5, 2004 and any other stock option, warrant or grant made by Company to Employee shall be deemed vested as of the date of this Agreement, August 31, 2005, and for the purposes of determining the time within which Employee has a right to exercise such options, the termination of Employee's employment shall be August 31, 2005. All other terms, rights, and obligations granted pursuant to said Non-Qualified Stock Option Award Agreement or any other stock option warrant or grant made by Company to Employee shall be in accordance with the terms and provisions set forth in said document.

Section 3. General Provisions

3.1. Entire Agreement. This General Release Agreement constitutes the entire agreement between Company and Employee with respect to the subject matter hereof and supersedes all prior discussions, proposals, and negotiations between the parties. Only a writing executed by both parties may modify this Agreement. The prevailing party in any action to enforce or interpret the provisions of this Agreement shall be entitled to recover reasonable costs and attorney's fees.

3.2. Jurisdiction. The parties agree that the validity, construction, and enforceability of this Agreement shall be governed in all respects by the laws of the State of Texas.

3.3. Binding Contract. EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT THIS IS A LEGALLY BINDING CONTRACT AND THAT PRIOR TO SIGNING BELOW, HE HAS FULLY READ AND UNDERSTANDS ALL OF THE TERMS OF THIS AGREEMENT.

3.4. Voluntary Agreement. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT FREELY AND VOLUNTARILY, AND THAT HE HAS NOT BEEN THREATENED OR COERCED INTO MAKING THIS AGREEMENT OR RELEASING ANY RIGHTS HEREUNDER.

3.5. Confidential Information. Company and it's officers, directors or agents are not to publicly discuss any matters relating to this Agreement outside of the following parties, Chuck McArthur, Thomas Kelly, Blake Hansen, Denice Venters. Company and its officers, directors or agents further agree to not make any disparaging remarks against Employee to any party either verbally or in writing. Employee will be entitled to the same privileges granted to Company in Section 1.6 above, in addition to any damages caused by a breach of this Section.

IN WITNESS WHEREOF, Company and Employee have each executed this Termination Agreement and Release as of the 8 day of August, 2005.

COMPANY:
Eddins-Walcher Company, a Texas corporation
Three D Oil Co. of Kilgore, Inc., a Texas corporation
United Fuel & Energy Corporation, a Texas corporation
and United Fuel & Energy Corporation, a Nevada corporation

Denice Venters

By: Denice Venters
Its: Human Resource Manager

EMPLOYEE:

Scott Heller

STATE OF TEXAS §
§
COUNTY OF MIDLAND §

This instrument was acknowledged before me on this the 8 day of August, 2005, by Denice Venters.

PEGGY B CAIN
My Commission Expires
July 25, 2008

Peggy B. Cain
Notary Public in and for The State of Texas

STATE OF TEXAS §

COUNTY OF MIDLAND §
§

This instrument was acknowledged before me on this the 8 day of August, 2005, by Scott Heller.

PEGGY B CAIN
My Commission Expires
July 25, 2008

Peggy B. Cain
Notary Public in and for The State of Texas